Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-248085 on Form N-1A of our reports dated February 25, 2022, relating to the financial statements and financial highlights of The Alger ETF Trust, comprising the Alger Mid Cap 40 ETF and Alger 35 ETF (collectively, the “Funds”), appearing in the Annual Report on Form N-CSR of the Funds as of December 31, 2021 and for the period from February 26, 2021 (commencement of operations) to December 31, 2021 for Alger Mid Cap 40 ETF and from May 3, 2021 (commencement of operations) to December 31, 2021 for Alger 35 ETF, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 27, 2022